EXHIBIT 4.4.3

AMENDMENT TO INDENTURE

AMENDMENT TO INDENTURE (this “Amendment”), dated as of August 27, 2003, by and between HEALTHSOUTH Corporation, as issuer under the Indenture referred to below (the “Company”), and Wilmington Trust Company, as successor trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Company has heretofore executed and delivered to National City Bank, the predecessor trustee under the Indenture, an Indenture dated as of September 28, 2001 (as amended to the date hereof, the “Indenture”), providing for the issuance of its 7 3/8% Senior Notes due 2006 and its 8 3/8% Senior Notes due 2011;

WHEREAS, Section 2.11 of the Indenture provides, among other things, that overdue interest shall be payable to Holders on a special Record Date, which date shall be the fifteenth day next preceding the date fixed by the Company for payment of the defaulted interest or the next succeeding Business Day if such date is not a Business Day;

WHEREAS, the Company desires that the payment of overdue interest occur as soon as practicable after any special Record Date;

WHEREAS, Section 8.01(8) of the Indenture provides that the Company and the Trustee may amend the Indenture without the consent of the Holders to make any change that does not adversely affect the rights of any Holder;

NOW THEREFORE, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Definitions. For all purposes of this Amendment, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Amendment refer to this Amendment as a whole and not to any particular section hereof.

2. Amendment to Indenture. Section 2.11 of the Indenture is hereby amended by deleting the second paragraph thereof in its entirety and replacing it with the following:

“If the Company defaults in a payment of interest on Notes of a particular maturity, it shall pay the defaulted interest, plus (to the extent lawful) any interest payable on the defaulted interest, to the Persons who are Holders of such Notes on a subsequent special Record Date established by the Company. At least 15 days before the subsequent special Record Date, the Company shall mail to each Holder of such Notes, as of a recent date selected by the Company, with a copy to the Trustee, a notice that states the subsequent special Record Date, the amount of defaulted interest and interest payable on such defaulted interest, if any, to be paid and the date on which payment shall be made to the Holders of such Notes, which date shall be either (i) the fifteenth day after the special Record Date or the next succeeding Business Day if such date is not a Business Day, or (ii) or (ii) such earlier Business Day after the special Record Date (A) designated by the Company in writing to the Trustee and (B) agreed to by the Trustee as being reasonably practicable for the payment of such defaulted interest.”

3. Ratification of Indenture. Except as expressly modified hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment shall form a part of the Indenture for all purposes, and every Holder shall be bound hereby and entitled to the benefits hereof. From and after the date hereof, each reference in the Notes to the Indenture shall be deemed to refer to the Indenture, as amended by this Amendment.

4. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT.

5. Multiple Counterparts. The parties may sign multiple counterparts of this Amendment. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

6. Headings. The headings of this Amendment have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

7. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Amendment or for or in respect of the recitals contained herein, all of which are made solely by the Company. The Trustee shall have the full rights and benefits of Section 7.07 of the Indenture with respect to this Amendment.

8. Effectiveness. This Amendment shall be effective when the Company and the Trustee shall each have executed and delivered signature pages hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.

HEALTHSOUTH CORPORATION

By:		/s/ William W. Horton
	Name:	WILLIAM W. HORTON
	Title:	EXECUTIVE VICE PRESIDENT

WILMINGTON TRUST COMPANY, as Successor Trustee

By:		/s/ Sandra R. Ortiz
	Name:	Sandra R. Ortiz
	Title:	Financial Services Officer